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                                                                    EXHIBIT 11.1

                         THE CHASE MANHATTAN CORPORATION
                                AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE

For a discussion of the computation of basic and diluted earnings per common share, see Note Ten on page 70.

                                                                    ---------     ---------     ---------
Year Ended December 31, (in millions, except per share amounts)          1999          1998          1997
---------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
Earnings:
  Net Income                                                        $   5,446     $   3,782     $   3,708
  Less: Preferred Stock Dividends                                          71            98           182
                                                                    ---------     ---------     ---------
  Net Income Applicable to Common Stock                             $   5,375     $   3,684     $   3,526
                                                                    ---------     ---------     ---------
Shares:(a)
  Basic Average Common Shares Outstanding                               828.8         846.1         849.2
Net Income Per Share                                                $    6.49     $    4.35     $    4.15

Diluted Earnings Per Share
Earnings:
  Net Income Applicable to Common Stock                             $   5,375     $   3,684     $   3,526
Shares:(a)
  Basic Average Common Shares Outstanding                               828.8         846.1         849.2
  Additional Shares Issuable Upon Exercise of Stock Options for
    Dilutive Effect                                                      28.2          23.2          29.2
                                                                    ---------     ---------     ---------
  Average Common Shares Outstanding Assuming Dilution                   857.0         869.3         878.4
                                                                    ---------     ---------     ---------
Net Income Per Share:                                               $    6.27     $    4.24     $    4.01
                                                                    ---------     ---------     ---------
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

(a) Share-related data for all prior periods have been restated to reflect a 2-for-1 common stock split, effective as of the close of business on May 20, 1998.